Calculation of Filing Fee Tables
S-8
Boyd Group Services Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, without par value	Other	85,844	$ 154.29	$ 13,244,870.76	0.0001381	$ 1,829.12
2	Equity	Common shares, without par value	Other	498,389	$ 159.64	$ 79,562,819.96	0.0001381	$ 10,987.63
Total Offering Amounts:						$ 92,807,690.72		$ 12,816.75
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,816.75
Offering Note
[1]	1a. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement to which this exhibit relates shall also cover any additional common shares, no par value (the "Common Shares") of Boyd Group Services Inc. (the "Registrant") that become issuable by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant's receipt of consideration that result in an increase in the number of outstanding Common Shares. 1b. Represents 85,844 Common Shares issuable pursuant to options granted under the Boyd Group Services Inc. Stock Option Plan that have not yet been exercised. 1c. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) on the basis of $154.29 per share (converted from C$217.62 at an exchange rate of C$1.00 = $0.709 which was the daily average exchange rate reported by the Bank of Canada on November 25, 2025, a date within 5 business days of filing the registration statement to which this exhibit relates), which is the weighted average exercise price of option awards outstanding under the Boyd Group Services Inc. Stock Option Plan as of the date of the registration statement to which this exhibit relates.

[2]	2a. Represents 498,389 Common Shares for future issuance under the Boyd Group Services Inc. Amended and Restated Long Term Incentive Plan and Boyd Group Services Inc. Stock Option Plan. 2b. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on November 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A